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EXHIBIT 2.0

                         COMMON STOCK PURCHASE AGREEMENT

     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 1, 1999 by and between Nymox Pharmaceutical Corporation, a Canada corporation (the "Company"), and Jaspas Investments Limited (the "Purchaser").

     The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1  Certain Definitions.

     (a) "Average Daily Price" shall be the price based on the VWAP of the Company on the Nasdaq SmallCap Market or, if the Nasdaq SmallCap Market is not the Principal Market, on the Principal Market.

     (b) "Draw Down" shall have the meaning assigned to such term in Section 6.1(a) hereof.

     (c) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 6.1(b) hereof.

     (d) "Draw Down Pricing Period" shall mean a period of twenty-two (22) consecutive Trading Days preceding a Draw Down Exercise Date.

     (e) "Effective Date" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective.

     (f) "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that materially impairs the ability of the Company and its subsidiaries and affiliates, taken as a whole, to perform any of its material obligations under this Agreement or to carry on its obligations, and shall include the loss for any reason to the Company of the services of Dr. Paul Averback.

     (g) "Principal Market" shall mean initially the Nasdaq SmallCap Market, and shall include the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange if the Company is listed and trades on such market or exchange, but shall not include the Montreal Stock Exchange.


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     (h) "Registration Statement" shall mean the registration statement under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit A.

     (i) "Shares" shall mean, collectively, the shares of Common Stock of the Company being subscribed for hereunder and those shares of Common Stock issuable to the Purchaser upon exercise of the Warrants.

     (j) "Trading Day" shall mean any day on which the Principal Market is open for business.

     (k) "VWAP" shall mean the daily volume weighted average price of the Company on the Nasdaq SmallCap Market or on any Principal Market as reported by Bloomberg Financial using the AQR function.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

     Section 2.1 Purchase and Sale of Stock.

Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to Twelve Million Dollars ($12,000,000) of the Company's Common Stock, no par value per share (the "Common Stock"), based on up to twenty-four (24) Draw Downs of up to Five Hundred Thousand Dollars ($500,000) per Draw Down, or, subject to satisfaction of the conditions set forth in Section 6.1(d), up to Seven Hundred Fifty Thousand Dollars ($750,000) per Draw Down.

     Section 2.2 The Shares.

The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement. At no time will the Company request a Draw Down which would result in the issuance of a number of shares of Common Stock pursuant to this Agreement and the Warrants referred to in Section 5.2(f) which exceeds 19.9% of the number of shares of Common Stock issued and outstanding on the Closing Date without obtaining stockholder approval of such excess issuance.

     Section 2.3 Purchase Price and Closing.

The Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representation, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase that number of the Shares to be issued in connection with each Draw Down. The closing under this Agreement shall take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 (the "Closing") at 10:00 a.m. E.S.T. on (i) November 5, 1999, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.


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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representation and Warranties of the Company.

The Company hereby makes the following representations and warranties to the
Purchaser:

     (a) Organization, Good Standing and Power.

The Company is a corporation duly incorporated, validly existing and in good standing under the federal laws of Canada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries except as set forth in the Company's Form 20-F for the year ended December 31, 1998, including the accompanying financial statements (together with the Company's Form 6-K for the six month period ended June 30, 1999, the "Form 20-F"), or on
Schedule 3.1(a) hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect on the Company's financial condition.

     (b) Authorization, Enforcement.

The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered, and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

     (c) Capitalization.

The authorized capital stock of the company and the shares thereof currently issued and outstanding are as set forth in the Form 20-F or on Schedule 3.1(c) hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized and are fully-paid and non-assessable. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth in the Form 20-F, or on Schedule 3.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth in the Form 20-F or on
Schedule 3.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. The Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Form 20-F or on Schedule 3.1(c) hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Canadian, United States Federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect on the Company's financial condition or operating results. The Company has made available to the Purchaser true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof (the "Articles"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws"). The Principal Market for the Common Stock in the United States is the Nasdaq SmallCap Market, and the Company has not received any notice from such market questioning or threatening the continued inclusion of the Common Stock on such market.


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     (d) Issuance of Shares.

The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

     (e) No Conflicts.

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any Canadian, United States Federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any Canadian, United States Federal and state or provincial securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under any Canadian, United States Federal, state or local or provincial law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Securities and Exchange Commission (the "Commission"), the Montreal Stock Exchange or state or provincial securities administrators subsequent to the Closing and any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.


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     (f) Commission Documents, Financial Statements.

The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, except as disclosed in the Form 20-F or on Schedule 3.1(f) hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since December 31, 1997. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, the Form 20-F for the year ended December 31, 1998 and the Form 6-K for the period ended June 30, 1999 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such documents, and, as of its date neither the Form 20-F nor the Form 6-K contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).


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     (g) Subsidiaries.

The Form 20-F or Schedule 3.1(g) hereto sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither the Company nor any subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

     (h) No Material Adverse Effect.

Since June 30, 1999, the date through which the most recent semiannual report of the Company on Form 6-K has been prepared and filed with the Commission, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 3.1(h) hereof.

     (i) No Undisclosed Liabilities.

Except as disclosed in the Form 20-F or on Schedule 3.1(i) hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP which are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries respective businesses since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries.

     (j) No Undisclosed Events or Circumstances.

No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.


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     (k) Indebtedness.

The Form 20-F or Schedule 3.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(c) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

     (l) Title to Assets.

Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Form 20-F or on Schedule 3.1(1) hereto or such that do not cause a Material Adverse Effect on the Company's financial condition or operating results. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect.

     (m) Actions Pending.

There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Form 20-F or on Schedule 3.1(m) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary.

     (n) Compliance with Law.

The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable Canadian, United States Federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Form 20-F or on Schedule 3.1(n) hereto or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (o) Taxes.

Except as set forth in the Form 20-F or on Schedule 3.1(o) hereto, the Company and each of the subsidiaries has accurately prepared and filed all Canadian, United States Federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provision have been and are reflected in the financial statements of the Company and the subsidiaries for all current taxes and other charges to which the Company or any subsidiary is subject and which are not currently due and payable. Except as disclosed on
Schedule 3.1(o) hereto, none of the Canadian or United States federal income tax returns of the Company or any subsidiary for the years subsequent to December 31, 1994 have been audited by the Internal Revenue Service or Canadian fiscal authorities. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against the Company or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.


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     (p) Certain Fees.

Except as set forth on Schedule 3.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

     (q) Disclosure.

To the best of the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

     (r) Operation of Business.

The Company and each of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the Form 20-F and on Schedule 3.1(r) hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

     (s) Regulatory Compliance.

Except as disclosed in the Form 20-F or on Schedule 3.1(s) hereto, the Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Food and Drug or Environmental Laws. The Form 20-F or Schedule 3.1(s) hereto sets forth all material permits, licenses and other authorizations (including approved applications for clinical trials or pre-market approvals) issued under any Food and Drug or Environmental Laws to the Company or its subsidiaries. "Environmental Laws" shall mean all applicable laws and regulations in the United States or Canada relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. "Food and Drug Laws" shall mean all applicable laws and regulations in the United States and Canada relating to the development, testing, manufacturing and distribution of pharmaceutical products. Except as set forth in the Form 20-F or on Schedule 3.1(s) hereto, the Company has all necessary governmental approvals required under all Food and Drug and Environmental Laws and used in its business or in the business of any of its subsidiaries. The Company and each of its subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Food and Drug and Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or would violate any Food and Drug or Environmental Law after the Closing or that may give rise to any liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law or Food and Drug Law.


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     (t) Books and Records.

The records and documents of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

     (u) Material Agreements.

Except as set forth in the Form 20-F, or on Schedule 3.1(u) hereto, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form F-1 or other applicable form (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act of 1933, as amended (the "Securities Act"). The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of the Company's knowledge are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. No written or oral contract, instruments, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits or shall limit the payment of dividends on the Company's Common Stock.

     (v) Transactions with Affiliates.

Except as set forth in the Form 20-F or on Schedule 3.1(v) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company, any subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.


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     (w) Securities Act of 1933.

The Company has complied and will comply with all applicable Canadian and United States Federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares and/or the Warrants under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

     (x) Governmental Approvals.

Except as set forth in the Form 20-F or on Schedule 3.1(x) hereto, and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable Canadian, United States Federal of state securities laws (which if required, shall be filed on a timely basis), including the filing of a registration statement or statements pursuant to this Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Shares, or for the performance by the Company of its obligations under this Agreement.

     (y) Employees.

Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Form 20-F or on Schedule 3(y) hereto. Except as set forth in the Form 20-F or on Schedule 3(y) hereto, neither the Company nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. Since the date of the June 30, 1999 Form 6-K, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

     (z) Absence of Certain Developments.

Except as provided in Form 20-F or the June 30, 1999 Form 6-K, or in Schedule 3.1(z) hereto, since December 31, 1998 neither the Company nor any subsidiary has:


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

          (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

          (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such subsidiary's business;

          (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

          (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

          (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

          (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives;

          (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

          (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

          (ix) made capital expenditures or commitments therefor that aggregate in excess of $500,000;

          (x) entered into any other material transaction, whether or not in the ordinary course of business;

          (xi) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

          (xii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

          (xiii) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its subsidiaries.

          (aa) Use of Proceeds.

The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for general corporate purposes.

          (bb) Acknowledgment Regarding Purchaser's Purchase of Shares.

Company acknowledges and agrees that Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its own representatives and counsel.

     Section 3.2 Representations and Warranties of the Purchaser.

The Purchaser hereby makes the following representations and warranties to the
Company:

          (a) Organization and Standing of the Purchaser.

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

          (b) Authorization and Power.

The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

          (c) No Conflicts.

The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser). The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

          (d) Financial Risks.

The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares.

          (e) Accredited Investor.

The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

          (f) Compliance With Law.

The Purchaser's trading and distribution activities with respect to the Shares will be in compliance with all applicable state and Federal securities laws, rules and regulations and the rules and regulations of the Principal Market. The Purchaser understands that the Shares will not be saleable by it on the Montreal Stock Exchange without the express prior approval of that stock exchange, which neither the Company nor the Purchaser is under any obligation to obtain.

          (g) General.

The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Shares.

                                   ARTICLE IV

                                   COVENANTS

     The Company covenants with the Purchaser as follows:

     Section 4.1 Securities Compliance.

     The Company shall notify The Nasdaq Stock Market, Inc., in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and the Warrants to the Purchaser or subsequent holders.

     Section 4.2 Registration and Listing.

The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the Nasdaq SmallCap Market or another Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and The Nasdaq Stock Market.

     Section 4.3 Registration Statement.

The Company shall cause to be filed the Registration Statement, which Registration Statement shall provide for the sale of the Shares to the Purchaser and resale by the Purchaser to the public in accordance with this Agreement. The Company shall cause such Registration Statement to be declared effective by the Commission as expeditiously as practicable. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with such Draw Down.

     Section 4.4 Escrow Arrangement.

The Company and the Purchaser shall enter into an escrow arrangement with Epstein Becker & Green, P.C. (the "Escrow Agent") in the Form of Exhibit B hereto respecting payment against delivery of the Shares.

     Section 4.5 Compliance with Laws.

The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

     Section 4.6 Keeping of Records and Books of Account.

The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with Canadian GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     Section 4.7 Amendments.

The Company shall not amend or waive any provision the Articles of Incorporation, Bylaws of the Company in any way that would adversely affect the dividend rights or voting rights of the holders of the Shares.

     Section 4.8 Other Agreements.

The Company shall not enter into any agreement the terms of which such agreement would restrict or impair the right to perform of the Company or any subsidiary under this Agreement or the Articles of Incorporation of the Company.

     Section 4.9 Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down.

The Company will immediately notify the Purchaser upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus in respect of the Shares: (i) receipt of any request for additional information from the Commission or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the Commission or any other Federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Purchaser any such supplement or amendment to the related prospectus. The Company shall not deliver to the Purchaser any Draw Down Notice during the continuation of any of the foregoing events.

     Section 4.10 Consolidation; Merger.

The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Purchaser such shares of stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement.

     Section 4.11 Limitation on Future Financing.

The Company agrees that, except as set forth below, it will not enter into any sale of its securities for cash at a discount to the current market price until the earlier of (i) eighteen (18) months from the effective date of the Registration Statement or, if later, the date the Company has drawn down at least $8,000,000 or (ii) sixty (60) days after the entire $12,000,000 of Shares has been purchased by Purchaser. The foregoing shall not prevent or limit the Company from engaging in any sale of securities (i) in a registered public offering by the Company which is underwritten by one or more established investment banks, (ii) in one or more private placements where the purchasers do not have registration rights, (iii) pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the Company's stockholders, (iv) pursuant to any compensatory plan for a full-time employee or key consultant, (v) in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money, or
(vi) to which Purchaser gives its written approval.

                                    ARTICLE V

                      CONDITIONS TO CLOSING AND DRAW DOWNS

     Section 5.1 Conditions Precedent to the Obligation of the Company to Sell the Shares.

The obligation hereunder of the Company to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchaser's Representations and Warranties.

The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing and as of each Draw Down Exercise Date as though made at that time, except for representations and warranties that speak as of a particular date.

          (b) Performance by the Purchaser.

The Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing and as of each Draw Down Exercise Date.

          (c) No Injunction.

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     Section 5.2 Conditions Precedent to the Obligation of the Purchaser to
     Close.

The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties.

Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

          (b) Performance by the Company.

The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (c) No Injunction.

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (d) No Proceedings or Litigation.

No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (e) Opinion of Counsel, Etc.

At the Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit C hereto, and such other certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

          (f) Warrants.

In lieu of a minimum Draw Down commitment by the Company, the Purchaser shall receive warrants to purchase up to Two Hundred Thousand (200,000) shares of Common Stock (the "Warrants") at the Closing. The Warrants will vest as set forth therein and have a five (5) year term from their date of issuance. The Warrant strike price shall be 110% of the VWAP of the Common Stock on the Closing Date. The Common Stock underlying the Warrants will be registered in the Registration Statement referred to in Section 4.3 hereof. The Warrants shall be in the form of Exhibit D hereto.

     Section 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares.

The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Satisfaction of Conditions to Closing.

The Company shall have satisfied, or the Purchaser shall have waived, the conditions set forth in Section 5.2 hereof

          (b) Effective Registration Statement.

The Registration Statement registering the Shares shall have been declared effective by the Commission and shall remain effective on each Draw Down Exercise Date.

          (c) No Suspension.

Trading in the Company's Common Stock shall not have been suspended by the Commission or The Nasdaq Stock Market, Inc. (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down request), and, at any time prior to such request, trading in securities generally as reported by Nasdaq shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Nasdaq.

          (d) Material Adverse Effect.

No Material Adverse Effect and no Consolidation Event shall have occurred.

          (e) Opinion of Counsel.

The Purchaser shall have received a "down-to-date" letter from the Company's counsel, confirming that there is no change from the counsel's previously delivered opinion, or else specifying with particularity the reason for any change.

                                   ARTICLE VI

                                 DRAW DOWN TERMS

     Section 6.1 Draw Down Terms.

Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

          (a) The Company, may, in its sole discretion, issue and exercise a draw down (a "Draw Down") during each Draw Down Pricing Period, which Draw Down the Purchaser will be obligated to accept.

          (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The price per share paid by the Purchaser shall be based on the Average Daily Price on each separate Trading Day during the Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the Draw Down Exercise Date, which shall be the first Trading Day following the end of the Draw Down Pricing Period. In connection with each Draw Down Pricing Period, the Company may set an Average Daily Price below which the Company will not sell any Shares (the "Threshold Price"). If the Average Daily Price on any day within the Draw Down Pricing Period is less than the Threshold Price, the Company shall not sell and the Purchaser shall not be obligated to purchase the Shares otherwise to be purchased for such day.

          (c) There shall be a minimum of five (5) Trading Days between the end of a Draw Down Pricing Period and the next Draw Down Notice. There shall be a maximum of twenty four (24) Draw Downs during the terms of this Agreement.

          (d) The Company shall have the right to issue and exercise a Draw Down of up to $500,000 of the Company's Common Stock per Draw Down, subject to the limitations set forth immediately below. The minimum Draw Down shall be $150,000 unless otherwise agreed by Purchaser. The maximum dollar amount of each Draw Down during any Draw Down Pricing Period shall be limited pursuant to the following formula:

Average Stock Price:         Average of the Average Daily Prices for the 22
                             Trading Days prior to the Draw Down Notice date.

Average Trading Volume:      Average daily trading volume for the 45 Trading
                             Days prior to the Draw Down Notice date.
Maximum dollar amount of
each Draw Down:              20% of (Average Stock Price*(Average Trading
                             Volume*22))

Notwithstanding the foregoing, the Company shall be permitted to issue a Draw Down Notice for up to Seven Hundred Fifty Thousand ($750,000) if during the thirty Trading Days ending on the Trading Day immediately prior to the date of such Draw Down Notice the average daily trading volume on the Principal Market has been at least 60,000 shares and the average of the Average Daily Prices is at least $4.50 per share.

          (e) The number of Shares of Common Stock to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each trading day within the Draw Down Pricing Period) of (x) 1/22nd of the Draw Down amount and (y) 94% of the Average Daily Price of the Common Stock on each Trading Day within the Draw Down Pricing Period.

          (f) The Company must inform the Purchaser via facsimile transmission as to the amount of the Draw Down the Company wishes to exercise before the first day of the Draw Down Pricing Period (the "Draw Down Notice"). The Company may set the Threshold Price, if any, prior to each Draw Down request. At no time shall the Purchaser be required to purchase more than the scheduled Draw Down amount for a given Draw Down Pricing Period so that if the Company chooses not to exercise the maximum permitted Draw Down in a given Draw Down Pricing Period the Purchaser is not obligated to purchase more than the scheduled maximum amount in a subsequent Draw Down Pricing Period.

          (g) On or before three Trading Days after each Draw Down Exercise Date, the Shares purchased by the Purchaser shall be delivered to The Depository Trust Company ("DTC") on the Purchaser's behalf. The Shares shall be credited by the Company to the DTC account designated by the Purchaser upon receipt by the Escrow Agent of payment for the Draw Down into the Escrow Agent's trust account as provided in the Escrow Agreement. The Escrow Agent shall be directed to pay 97% of the purchase price to the Company and 3% to the placement agent. The delivery of the Shares into the Purchaser's DTC account in exchange for payment therefor shall be referred to herein as "Settlement".

                                   ARTICLE VII

                                   TERMINATION

     Section 7.1 Termination by Mutual Consent.

The term of this Agreement shall be thirty (30) months from the initial Draw Down. This Agreement may be terminated at any time by mutual consent of the parties.

     Section 7.2 Other Termination.

The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if
(i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Stock is de-listed from the Nasdaq SmallCap Market unless such de-listing is in connection with the listing of the Common Stock on the Nasdaq National Market, the New York or American Stock Exchanges, (iii) the Company files for protection from creditors under any applicable law, (iv) the Company completes any financing prohibited by Section 4.11 or (v) the Registration Statement is not effective by April 15, 2000.

     The Company may terminate this Agreement upon one (1) Trading Day's notice if (i) the Company has completed Draw Downs of at least Eight Million Dollars ($8,000,000) or (ii) the Purchaser shall fail to fund more than one properly noticed Draw Down within three (3) Trading Days of the date payment for such Draw Down is due.

     Section 7.3 Effect of Termination.

In the event of termination by the company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1 and 9.2, and Article VIII herein. Nothing in this
Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights to the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Section 8.1 General Indemnity.

The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein.

     Section 8.2 Indemnification Procedure.

Any party entitled to indemnification under this Article VIII (an "indemnified party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VIII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VIII to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and
(b) any liabilities the indemnifying party may be subject to.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Fees and Expenses.

The Company shall pay all fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing, all attorneys and escrow fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchaser of $35,000 in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereunder and which will include all ordinary services of the Escrow Agent in connection with each Draw Down. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or the Registration Rights Agreement or incurred in connection with the enforcement of this Agreement and the Registration Rights Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

     Section 9.2 Specific Enforcement, Consent to Jurisdiction.

          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the Southern District of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof by certified mail, return receipt requested, to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

     Section 9.3 Entire Agreement; Amendment.

This Agreement, together with the Registration Rights Agreement and the Escrow Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

     Section 9.4 Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to the Company: Nymox Pharmaceutical Corporation
                  9900 Cavendish Blvd.
                  St. Laurent, Quebec, Canada H4M 2V2
                  Telephone Number:  (800) 936-9669
                  Fax:  (514) 332-9167
                  Attention: Dr. Paul Averback, President

         If to Purchaser: Jaspas Investments Limited
                  c/o Dr. Batliner & Partners
                  Aeulestrasse 74
                  FI-9490 Vaduz, Liechtenstein
                  Telephone Number: 011-41-75-2360
                  Fax: 011-41-75-2360-405
                  Attention: Hans Gassner

         with copies to: Epstein Becker & Green, P.C.
                  250 Park Avenue
                  New York, New York 10177
                  Telephone Number:  (212) 351-4924
                  Fax:  (212) 661-0989
                  Attention: Joseph A. Smith

     Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.

     Section 9.5 Waivers.

No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 9.6 Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     Section 9.7 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 9.8 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 9.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

     Section 9.10 Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

     Section 9.11 Publicity.

Prior to the Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. After the Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

     Section 9.12 Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

     Section 9.13 Further Assurances.

From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     Section 9.14 Currencies.

Unless otherwise specified, all references herein to dollars means United States dollars.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorize officer as of the date first above written.

                        NYMOX PHARMACEUTICAL CORPORATION

                        By: /s/ Paul Averback
                            ------------------------------
                        Name:   Dr. Paul Averback
                        Title:  President

                        JASPAS INVESTMENTS LIMITED

                        By: /s/ Hans Gassner
                            ------------------------------
                        Name:   Hans Gassner
                        Title:  Authorized Signatory